Exhibit 99.1

FOR IMMEDIATE RELEASE	April 27, 2007

NW Natural’s Board of Directors Names Gregg S. Kantor President and Chief Operating Officer

PORTLAND, Ore. – The Board of Directors of Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, today announced the appointment of Gregg S. Kantor as its President and Chief Operating Officer effective May 1, 2007. The Oregon-headquartered gas utility, founded in 1859, is the region’s largest independent local distribution company.

“At its April meeting, the Board of Directors named Gregg President and Chief Operating Officer,” said Mark Dodson, NW Natural’s Chief Executive Officer. “Gregg will now be responsible for the bulk of day-to-day operations of the company and will continue to report directly to me.”

“Over the last ten years at NW Natural Gregg has demonstrated exceptional leadership skills and the Board believes he is ready to assume these added responsibilities,” said Richard G. Reiten, Chairman of the Board.

Dodson added that Kantor’s appointment “will allow me to continue to focus my energies on the company’s strategic direction and opportunities for growth.”

“It is a real privilege to be given the opportunity to help lead this 148-year-old Oregon company into the future,” Kantor said. “NW Natural has a long legacy of talented, hardworking people who are deeply dedicated to serving customers and their communities. My mission is to nurture this proud tradition while working to meet the challenges of a changing industry.”

Kantor, who turns 50 on April 30, has served as NW Natural’s Executive Vice President since late 2006. Previously he held Senior Vice President and Vice President positions in Regulatory Affairs, Public Affairs and Corporate Communications. Kantor joined NW Natural in 1996 after serving in communications and community development management positions at Portland General Electric, the Bonneville Power Administration, and the Oregon governor’s office.

Dave Williams, Vice President of Utility Services and Grant Yoshihara, Vice President of Utility Operations, will now report directly to Kantor, in addition to the Regulatory Affairs, Corporate Communications, and Purchasing areas. Other members of the executive team will continue to report to Mark Dodson.

Kantor is a graduate of the University of California at Santa Barbara and holds a masters degree from the University of Oregon. He is active in business and civic issues and serves on a number of non profit boards, including the Portland Business Alliance, United Way and the Portland Schools Foundation.

Kantor is married to Diane Kantor. They reside in Portland and have two daughters, Olivia and Sabrina.

# # #